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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

            AFC ENTERPRISES ANNOUNCES REFINANCING OF CREDIT FACILITY


APRIL 24, 2002. ATLANTA C AFC Enterprises, Inc. (NASDAQ: AFCE) today announced it received commitments from JP Morgan and Credit Suisse First Boston to provide a new $275 million bank credit facility to be used to refinance its existing credit facility, retire its existing 10-1/4% senior subordinated notes and for general corporate purposes.

AFC intends to call the 10-1/4% senior subordinated notes in conjunction with the closing of the new bank credit facility which is currently scheduled for mid-May. The notes will be redeemed in accordance with their terms 30 days after the issuance of the call.

At December 30, 2001, AFC Enterprises, Inc. franchised and operated 3,857 restaurants, bakeries and cafes in 47 states, the District of Columbia, Puerto Rico and 33 foreign countries under the brand names Church's Chicken(TM), Popeyes(R) Chicken & Biscuits, Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had systemwide sales of approximately $2.6 billion in 2001 and can be found on the World Wide Web at www.afce.com.
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Forward Looking Statement.  Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission.
You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.
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